Exhibit 10.2

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”), dated as of              , 2020 (the “Execution Date”), is by and among, Apartment Investment and Management Company, a Maryland corporation ( “DevCo”), and Aimco OP, L.P., a Delaware limited partnership (“DevCo OP”, and together with DevCo, “Recipient”), on the one hand, and Apartment Investment REIT Corp., a Maryland corporation and a subsidiary of DevCo (“SpinCo”), and Aimco Properties, L.P., a Delaware limited partnership and a subsidiary of DevCo (“SpinCo OP”, and together with SpinCo, “Provider”), on the other hand. Provider and Recipient are referred to individually as a “Party” and collectively the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the SDA (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated              , 2020, by and among DevCo, DevCo OP, SpinCo and SpinCo OP (the “SDA”), the Parties have agreed to undertake certain transactions, including the Restructuring;

WHEREAS, in connection with the transactions contemplated by the SDA, including the Restructuring, Recipient desires to receive certain services from Provider and Provider desires to provide such services to Recipient; and

WHEREAS, in connection with the transactions contemplated by the SDA, the Parties have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

SERVICES

Section 1.1    Services. On the terms and subject to the conditions of this Agreement, Provider shall provide, or cause one or more of its Representatives or a third party to provide, to Recipient the services set forth in Annex A hereto (collectively, the “Services”). The Services shall be limited to those services described in Annex A unless specifically modified by amendment in accordance with Section 11.4.

Section 1.2    Commercial Unreasonableness; Other Service Interruption. Without limitation of Section 9.1, Provider shall not be required to provide any Service to the extent the performance of such Services would require Provider to violate any Laws or could reasonably be expected to result in the breach of any applicable contract, license, lease or other agreement due to a failure to obtain a third party consent. In addition, without limiting Section 9.1, Provider will have the right to temporarily interrupt or suspend (a) the provision of Services for emergency maintenance purposes or (b) the operation of the facilities or systems of Provider providing any Services if it is the commercially reasonable judgment of Provider that such action is necessary for maintenance or safety purposes. Provider will be relieved of its obligations to provide Services for the period of time that the relevant facilities or systems are shut down during maintenance. Upon becoming aware of the occurrence thereof, Provider shall use commercially reasonable efforts to provide Recipient reasonable notice of the occurrence of any event which would cause Provider to interrupt, suspend, curtail or cease providing any Service pursuant to this Section 1.3.

Section 1.3    Additional Resources. In providing the Services, Provider shall not be obligated to: (a) hire or train any additional employees; (b) maintain the employment of any specific employee; or (c) expand its facilities or incur long-term capital expenses.

Section 1.4    Additional Services.

(a)    If, during the term of this Agreement, Recipient reasonably determines that additional services that are not set forth in Annex A and that are not Excluded Services (as defined below) are necessary to conduct the Recipient’s business substantially as conducted immediately prior to the Execution Date, and Recipient is not reasonably able to provide or procure, on commercially reasonable terms, such services (each such service, an “Additional Service”), then Recipient may, by written notice to Provider, request that Provider provide (or cause to be provided pursuant to Article VI) such Additional Service. Subject to applicable Law, upon receipt of such request by Provider, Provider will mutually discuss such request with Recipient, including duration, service levels, resource requirements and additional associated fees, expenses and other costs and Provider will not unreasonably withhold, delay or condition its consent to providing such Additional Service; provided, however, that to the extent Provider consents to so provide any Additional Services, Provider shall only be required to provide such Additional Services if and to the extent (i) such Additional Services were provided as of immediately prior to the Closing and (ii) Provider is able to provide, or cause to be provided, such Additional Services without unreasonable difficulty and without violation of Law or any applicable contract, license, lease or other agreement. In no event shall Provider provide or be deemed to provide any services described in Annex C (“Excluded Services”).

(b)    With respect to any Additional Service that is to be provided hereunder, the Parties shall execute amendments to Annex A or Annex B (as described below) (if applicable) that set forth, among other things, (i) the time period during which such Additional Service shall be provided, (ii) a description of such Additional Service in reasonable detail and (iii) any additional terms and conditions specific to such Additional Service. At such time as any Additional Service is included on Annex A, such Additional Service shall be considered a Service for purposes of this Agreement.

Section 1.5    Title to Equipment; Management and Control; Intellectual Property and Data.

(a)    All procedures, methods, systems, strategies, tools, equipment, facilities and other resources owned and used by Provider in connection with the provision of Services hereunder will remain the property of Provider and, except as otherwise expressly provided in this Agreement, will at all times be under the sole direction and control of Provider.

(b)    Except as may otherwise be expressly provided in this Agreement, the management of, and control over, the provision of the Services by Provider shall reside solely with Provider. Without limiting the foregoing, all employees and Representatives of Provider will be deemed for purposes of all compensation and employee benefits to be employees or Representatives of Provider and not employees or Representatives of Recipient, and in performing the Services, such employees and Representatives of Provider will be under the direction, control and supervision of Provider, and not of Recipient. Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one Party to another.

(c)    Recipient acknowledges that neither it nor any of its Representatives will acquire any right, title or interest (including any license rights or rights of use) in any Intellectual Property (including software) of Provider or its Subsidiaries, Representatives or licensors, and the licenses therefor that are owned by Provider or its Subsidiaries, Representatives or licensors, by reason of the provision of the Services provided under this Agreement.

(d)    Each Party shall retain ownership of its and its Representatives’ Intellectual Property and data existing as of the date of this Agreement. Unless otherwise expressly agreed by the Parties, each Party agrees that any Intellectual Property or data of the other Party or its Representatives or licensors made available to such Party in connection with the Services, and any derivative works, additions, modifications, translations or enhancements of such Intellectual Property or data created or developed by a Party or its Representatives pursuant to this Agreement (collectively, “New Work”), are and shall remain the sole property of the original owner of such Intellectual Property or data (the “Original Owner”). Each of the Parties hereby assigns all of its rights, title and interest in and to such New Works to the Original Owner, and agrees to execute and to cause its Representatives to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. Subject to and without limiting the foregoing, Provider shall be the sole and exclusive owner of, and nothing in this Agreement shall be deemed to grant Recipient or any of its Representatives any right, title, license, leasehold right or other interest in or to, any copyrights, patents, trade secrets, other intellectual property rights, ideas, concepts, techniques, inventions, processes, systems, works of authorship, resources, functionalities, interfaces, computer hardware or software, documentation or other work product developed, created, modified, improved, used or relied upon by Provider or its Representatives in connection with the Services or the performance of Provider’s obligations hereunder (“Work Product”), except that Recipient shall own all Work Product to the extent exclusively related to Recipient’s business. For the avoidance of doubt, no Work Product shall be considered a work made for hire within the meaning of Title 17 of the United States Code. Provider hereby assigns to Recipient all right, title and interest in and to the Work Product exclusively related to the Recipient’s business and Recipient hereby assigns to Provider all right, title and interest in and to any and all other Work Product.

Section 1.6    Services Managers. Provider appoints and designates         , and Recipient appoints and designates         , to act as their respective initial Services manager(s) and shall each designate alternative, successor or additional Services managers, as applicable, in the event that a designated Services manager is not available to perform such role hereunder (each such person in respect of a Party, a “Services Manager”). Each Services Manager will be directly responsible for coordinating and managing the delivery or receipt of the Services and will have the authority to act on such Party’s behalf with respect to matters relating to this Agreement. Unless otherwise agreed in writing by the Parties, all communications relating to routine matters involving this Agreement and the Services, including the termination of any Service, will be directed to the applicable Services Manager or Services Managers of each Party, with copies delivered in accordance with Section 11.1.

Section 1.7    Obligations. The provision of Services under this Agreement is subject to the following:

(a)    Neither Provider nor any of its Affiliates shall be liable for any action or inaction taken or omitted to be taken by it pursuant to, and in accordance with, instructions received from Recipient;

(b)    Each Party may rely upon any written notice or other written or electronic communication of any nature with the other Party (whether or not such written notice or other written or electronic communication is made in a manner permitted or required by this Agreement), and neither Party shall have any duty to verify the identity or authority of the other Party signing or making any such notice or communication;

(c)    Either Party may refuse to take any action requested by the other Party if it is not an action required to be taken under this Agreement;

(d)    Provider shall not have any obligation to perform any Service to the extent that performing such Service is dependent upon, or otherwise requires, Recipient to perform some service, operation or function prior to Provider performing any such Service unless Recipient shall have, in fact, prior to when Provider is required to perform such Service, performed such other service, operation or function consistent with commercially reasonable business practices;

(e)    Notwithstanding any other term of this Agreement (including the Annexes hereto), Provider shall have no obligation to provide Recipient with any Excluded Services; and

(f)    Representatives of Recipient receiving the Services or working with Provider in connection with the provision of Services shall at all times be instructed to, and Recipient shall take commercially reasonable efforts to cause them to comply with, all generally-applicable, reasonable physical and technological security rules, policies and procedures of Provider or its Representatives provided in writing or made known or available to Recipient by Provider or its Representatives.

ARTICLE II

FEES AND PAYMENT

Section 2.1    Fees and Expenses. The fees for the Services shall be Provider’s fully-burdened costs (including allocations of internal costs consistent with past practice and United States generally accepted accounting principles (GAAP) and any and all third-party costs and expenses incurred by Provider or its Representatives in connection with the Services provided hereunder, including travel expenses and costs in obtaining third-party consents (including licenses)) (the “Fees”).

Section 2.2    Taxes. Recipient shall pay to Provider (or reimburse Provider for) amounts equal to any sales, use, excise, value added or other similar Taxes, however designated or levied, based upon any Fees or other amounts due under this Agreement, the provision of the Services or the provision or use of supplies or inventory provided under this Agreement, as provided to Recipient by Provider (such Taxes, “Covered Taxes”). The Parties agree that Covered Taxes shall not include any Taxes imposed on or measured by the gross or net income of Provider. If additional Covered Taxes are determined to be due and payable as a result of an audit by a Taxing Authority, Recipient agrees to reimburse Provider for such additional Covered Taxes to the extent that the Covered Taxes for which Provider seeks reimbursement are linked to Services invoices that are subject to the imposition by such Taxing Authority of Covered Taxes. All amounts under this Agreement are expressed exclusive of any Covered Taxes.

Section 2.3    Payment; Disputed Amounts.

(a)    Provider’s invoices with respect to the Services shall be paid by Recipient within thirty (30) calendar days after Recipient’s receipt of each such invoice (the “Due Date”). If Recipient fails to make any payment by the Due Date (other than failure to make any payment in good faith disputed as not in accordance with this Agreement), Recipient shall be required to pay, in addition to the amount of any unpaid Fees and expenses, interest on such amount at (i) the rate per annum equal to the prime rate as published in the Wall Street Journal from time to time, measured as of the applicable Due Date, plus 2.0%, or (ii) if lower, the highest rate of interest permitted by applicable Law at such time, in each case compounded monthly from, and including, the relevant Due Date through, but excluding, the actual date of payment.

(b)    Recipient shall promptly notify Provider in writing of any amounts billed to it that it disputes in good faith and reasonably detail the basis therefor. Upon receipt of such notice, Provider will research the items in question in a reasonably prompt manner and negotiate in good faith with Recipient to attempt to resolve any such dispute. The amount of invoiced Fees payable by Recipient shall be reduced by the amount of any Fees disputed in accordance with this Section 2.3(b), which disputed Fees shall be paid to Provider within thirty (30) calendar days after settlement of such dispute to the extent owed to Provider; provided that any undisputed portion of such amount shall be included in the calculation of the amount due and paid in accordance with Section 2.3(a). If the Parties are unable to resolve any disputed amounts under this Section 2.3(b) within thirty (30) calendar days after notice to Provider of the dispute, each Party is free to seek relief as otherwise set forth in this Agreement.

Section 2.4    No Right to Set-Off. Recipient shall pay to Provider the full amount of Fees and other amounts required to be paid by Recipient under this Agreement and shall not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed to Provider under this Agreement on account of any obligation owed by Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

Section 2.5    REIT Requirements. Recipient acknowledges that: (1) Provider is indirectly owned by one or more entities that intends to qualify as a real estate investment trust (each, a “Provider Parent REIT”), within the meaning of Sections 856 through 860 of the Code; (b) Provider and the Provider Parent REITs are therefore subject to certain operating and other restrictions under the Code (the “REIT Requirements”). As determined by counsel or independent accountants for any Provider Parent REIT, any amounts paid to Provider pursuant to any provision of this Agreement in any tax year may not exceed the maximum amount that can be paid to Provider in such year without causing such Provider Parent REIT to fail to meet the REIT Requirements for such year. If the amount payable for any tax year under the preceding sentence is less than the amount that Recipient would otherwise be obligated to pay to Provider pursuant to this Agreement (the “Excess Amount”), then Recipient shall place the Excess Amount in escrow and shall not release any portion thereof to Provider, and Provider shall not be entitled to any such amount, unless and until Provider delivers to Recipient, at the sole option of the applicable Provider Parent REIT, (i) notice that it has received advice of such Provider Parent REIT’s tax counsel, (ii) a letter from the independent accountants of such Provider Parent REIT, or (iii) a private letter ruling issued by the Internal Revenue Service to the applicable Provider Parent REIT, in each case, indicating that the receipt of any Excess Amount hereunder would not cause such Provider Parent REIT to fail to satisfy the REIT Requirements. The obligation to pay any amount which is not paid as a result of this provision shall terminate five years from the original date such amount would have been payable without regard to this provision and Provider shall have no further right to receive any such amount.

ARTICLE III

STANDARD OF CARE; GENERAL OBLIGATIONS

Section 3.1    Provider Standard of Care. Subject to Section 1.3, Section 1.4 and Section 9.1 hereof, and any other terms and conditions of this Agreement, Provider shall perform, or have any Representative or third party perform, the Services (a) at a relative level of service (in terms of quantity and quality, subject to increases consistent with the reasonably foreseeable natural growth of the Recipient’s business) substantially similar to the services provided during the twelve (12) months prior to the Closing and (b) in compliance with all applicable Law; provided, further, that notwithstanding the foregoing, the service levels set forth in Annex B shall apply with respect to the Services referenced therein.

Section 3.2    Recipient Standard of Care. In connection with the receipt of the Services, Recipient shall follow and shall cause its Representatives to follow the generally-applicable policies, procedures and practices of Provider in effect from time-to-time and communicated to Recipient in writing during the Term, including with respect to physical, technical and administrative measures to secure premises and computer systems (including computer networks). Recipient shall (a) provide instructions, information or documentation reasonably sufficient for Provider to perform, or cause to be performed, the Services as they were performed during such period prior to the Execution Date and (b) make available, as reasonably requested by Provider, sufficient access to personnel, locations, systems, resources, timely decisions, approvals and acceptances so that Provider may accomplish its obligations hereunder in a timely manner; provided, that to the extent Recipient fails to fulfill its obligations set forth in the preceding clauses (a) and (b) in a timely manner, or at all, Provider will have no obligations to provide the corresponding Services in a timely manner, or at all, as the case may be. Recipient will pay any additional costs or expenses, including labor, resulting from any delay by Recipient in providing or making available the items set forth in the preceding clauses (a) and (b).

Section 3.3    Services Changes. The Parties acknowledge that, upon written notice to Recipient, Provider may modify, change or enhance the manner, methodology, systems or applications used in the performance of any Service to the extent Provider is making a similar change in the performance of such services for their respective businesses or to the extent such change does not have a material adverse effect on the standard of service set forth in Section 3.1.

Section 3.4    Performance Remedy. In the event Provider fails to provide a Service hereunder it is otherwise required to provide under this Agreement, or the quality of a Service is not in accordance with Section 3.1 above, in addition to any other remedies to which Recipient may be entitled, Recipient shall be entitled, at the option of Recipient, to (a) a refund of the amount paid to Provider and attributable to such defective Service in respect of the period the Service was defective, (b) reperformance (or performance, as the case may be) by Provider of such defective Service, or (c) performance of such Service by an alternative provider for such Service or by Recipient itself, in which case Provider shall be responsible for the reasonable, incremental costs (above that amount which Provider would charge for such Service hereunder) incurred by Recipient in respect of the period the Service was defective, in seeking and obtaining an alternative provider for such Service or in providing the Service itself.

Section 3.5    Good Faith Cooperation; Consents. During the Term and subject to the terms of this Agreement, the Parties shall, and shall cause each of their respective Affiliates and each of the Parties’ and the foregoing entities’ respective directors, officers, employees, agents or advisors (collectively, “Representatives”) to use good faith efforts to (a) cooperate with each other in all matters relating to the provision and receipt of the Services and (b) enable Provider to provide, or cause to be provided, the Services in accordance with this Agreement. Such cooperation shall include exchanging relevant information and using commercially reasonable efforts to obtain all third party consents, licenses, sublicenses or approvals necessary (“Consents”) to permit each Party to perform its obligations hereunder; provided, however, that Provider shall not be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to obtain the same, unless such third party is a Subcontractor (as defined below) retained by Provider as provided in Section 6.1, in which case, if Provider chooses to engage a Subcontractor, the associated costs shall be paid by Provider unless otherwise mutually agreed in writing by Provider and Recipient. Recipient shall use commercially reasonable efforts to avoid taking any action that would interfere with or materially increase the unreimbursed cost of Provider providing the Services. For the avoidance of doubt, Recipient shall be permitted to delegate the receipt of Services or performance of its obligations to any of its Representatives hereunder, but Recipient shall not be relieved of any obligations hereunder by such delegation and Recipient shall be responsible for all acts or omissions of its Representatives in connection with this Agreement.

Section 3.6    Alternatives. If Provider reasonably believes it is unable to provide any Service because of inability to obtain necessary Consents in accordance with Section 3.5 hereof, the Parties shall reasonably cooperate to determine the best alternative approach for seeking to provide the impacted Services to Recipient. Until such alternative approach is agreed upon or the problem is otherwise resolved to the satisfaction of the Parties, Provider shall have no obligation to perform the related Services. To the extent an agreed upon alternative approach results in Provider incurring additional expense beyond what would otherwise have been incurred in connection with providing the underlying Service, Recipient shall make prompt payment to Provider in the amount of such additional expense in accordance with Section 2.3 hereof; provided that neither Party shall be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, or to take any action or bring any claim against any third party, in connection with obtaining any necessary Consents or implementing any alternative approaches thereto.

ARTICLE IV

TERM AND TERMINATION

Section 4.1    Term. The term of this Agreement shall commence on the Execution Date and shall remain in effect until the date on which this Agreement is terminated in accordance with the terms of this Article IV (the “Term”); provided, that with respect to any individual Service, (i) a limited term may be set forth on Annex A and if so set forth, the end of such term shall be the expiration date with respect only to that specific Service or (ii) such Service may be terminated pursuant to Section 4.2, and after such expiration or earlier termination of such Service, Provider shall no longer be required to provide such Service.

Section 4.2    Termination.

(a)    Either Party may terminate this Agreement immediately upon written notice following the termination of any Property Management Agreement.

(b)    Recipient may terminate this Agreement, either with respect to all or with respect to any one or more of the Services to be provided to Recipient hereunder, for any reason or for no reason, at any time upon not less than the longer of (i) sixty (60) calendar days’ prior written notice to Provider (a “Termination Notice”) or (ii) such other period as may be specified in Annex A. Within thirty (30) calendar days following receipt of a Termination Notice, Provider shall notify Recipient in writing as to whether the termination of any Service or Services that are the subject of the Termination Notice (x) will require termination or partial termination of any other Service or Services, or (y) will result in the imposition of any additional costs to Provider and, if so, a good faith estimate of the aggregate amount of such additional costs (an “Early Termination Consequence Notice”). If Provider delivers an Early Termination Consequence Notice to Recipient as provided in this Section 4.2(a), Recipient may withdraw its Termination Notice within seven (7) calendar days of such notification. If Recipient does not withdraw such Termination Notice within such seven (7)-calendar day period, termination of such Services will be final, including with respect to (A) the termination of any other Service or Services identified by Provider in its Early Termination Consequence Notice, and (B) Recipient’s obligation to pay the actual amount of any additional costs to Provider as a result of such early termination as identified by Provider in its Early Termination Consequence Notice (notwithstanding that such actual amount may be greater than the estimated amount). For the avoidance of doubt, Recipient shall not have the right to reinstitute any Service if such Service has been terminated.

(c)    At any time after December 31, 2023, Provider may terminate this Agreement with respect to an individual Service, for any reason or for no reason, upon not less than sixty (60) calendar days’ prior written notice to Recipient.

(d)    Either Party may terminate this Agreement with respect to an individual Service if the other Party breaches a material provision of this Agreement with regard to such Service and does not cure such breach within thirty (30) calendar days after being given written notice of the breach.

(e)    Any Service, or this Agreement in its entirety, may be terminated by mutual consent of the Parties in writing at any time.

(f)    Either Party may terminate this Agreement, effective immediately, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

Section 4.3    Survival. The following shall survive the termination of this Agreement: (a) Recipient’s obligations under Article VII, (b) the obligations of each Party under Article X; (c) Recipient’s obligation to make payment in accordance with Article II (including with respect to any Covered Taxes) for those Services rendered to Recipient prior to termination of this Agreement; (d) Section 1.6, Section 4.2(a), this Section 4.3, Article V, Article VIII and Article XI and (e) any provisions of Annex A or Annex B that expressly provide for continuing obligations after termination of such Service. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all, of the Services, this Agreement shall continue in full force and effect with respect to any Services not terminated under Section 4.1.

ARTICLE V

RELATIONSHIP BETWEEN THE PARTIES

Section 5.1    Relationship. Except as specifically provided in this Agreement, neither Party will (a) act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or (b) in any way bind or commit the other Party to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. The Parties’ respective rights and obligations under this Agreement will be limited to the contractual rights and obligations expressly set forth in this Agreement on the terms and conditions set forth in this Agreement. Except as otherwise specifically provided for in this Agreement, each Party shall be responsible for compliance with all applicable Laws.

ARTICLE VI

SUBCONTRACTORS

Section 6.1    Subcontractors. Subject to Section 3.1 hereof, Provider shall have the right (but not the obligation), at its cost and expense, directly or indirectly through one or more of its Representatives, to hire or engage one or more subcontractors or other third parties that is not a Subsidiary or Affiliate of Provider (each, a “Subcontractor”) to perform all or any of its obligations under this Agreement, in each case, with the prior written consent of Recipient, which consent is not to be unreasonably withheld, conditioned or delayed; provided, that Provider shall use reasonable care and prudence in the selection and monitoring of any such Subcontractor and shall remain responsible for the performance of such Subcontractor. Provider shall have the right to designate which of its personnel or permitted Subcontractors will furnish Services to Recipient, and may remove or replace any such personnel or permitted Subcontractor in its sole discretion (but, with respect to Subcontractors, subject to Recipient’s prior written consent pursuant to the first sentence of this Section 6.1). Without limiting the foregoing, Provider shall be permitted to delegate any of its rights or obligations hereunder to any of its Subsidiaries; provided that Provider shall remain responsible for the performance of its obligations hereunder and for all acts or omissions of any of its Subsidiaries in connection with this Agreement.

Section 6.2    Third-Party Non-Disclosure Agreements. To the extent that any third-party proprietor of information or software to be disclosed or made available to Recipient in connection with performance of the Services hereunder requires a specific form of non-disclosure agreement as a condition of such third-party proprietor’s consent to use of the same for the benefit of Recipient or to permit Recipient access to such information or software, Recipient will execute (and will cause Recipient’s employees to execute, if required) any such form (which shall not be unreasonably withheld or delayed). Should Recipient not execute any such form for which consent has not been reasonably withheld or delayed, Provider shall not be required to provide Services related to such information or software.

ARTICLE VII

CONFIDENTIALITY

Section 7.1    Confidentiality.

(a)    The Party (a “Receiving Party”) receiving Confidential Information (as defined below) of the other Party (a “Disclosing Party”) shall, and shall cause each of its Representatives to, hold in strict confidence any Confidential Information of the Disclosing Party disclosed to the Receiving Party or its Representatives by reason of or in connection with this Agreement. The Receiving Party shall maintain the Confidential Information (and any information generated or developed while using such Confidential Information) in confidence using the same degree of care that it employs to protect similar information of its own.

(b)    For the purposes of this Agreement, “Confidential Information” shall mean any information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and includes information of the Disclosing Party, its Affiliates and any Person with whom the Disclosing Party or any of its Affiliates does business; provided that Confidential Information shall not include (1) information that is or becomes available to the public generally without breach of Section 7.1(a), (2) information that becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Affiliates; provided that such source was not known by the Receiving Party to be bound by a confidentiality obligation to the Disclosing Party and its Affiliates or any other third party, (3) information that was already in the possession of the Receiving Party prior to the entering into of this Agreement on a non-confidential basis, (4) information that was or is independently developed by the Receiving Party without reliance on the Confidential Information or (5) in the case of information provided to Recipient in connection with the Services, information that would reasonably be expected to be used or disclosed on a non-confidential basis in the ordinary course of Recipient’s business. The Receiving Party agrees that it will use any Confidential Information received under this Agreement only as specifically provided herein and in furtherance of this Agreement. Notwithstanding anything to the contrary herein, the Receiving Party may disclose (1) information required to be disclosed by applicable Laws; (2) information required to be disclosed pursuant to an order, subpoena or legal process; and (3) information to Representatives of the Receiving Party; provided that such Persons have been informed of the confidential nature of the information and directed to keep such information confidential; provided, further that any disclosure pursuant to the preceding clauses (1), (2) or (3) of this sentence shall be made only subject to such procedures the Receiving Party determines in good faith are reasonable and appropriate in the circumstances, taking into account the need to maintain the confidentiality of such information; and provided, further, that to the extent that the Receiving Party may become legally compelled to disclose any Confidential Information, it may only disclose such information if it will first have provided prompt notice to the Disclosing Party of such required disclosure and used commercially reasonable efforts to, and, if practicable, will have afforded the Disclosing Party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed, and if such protective order or other remedy is not obtained, or the Disclosing Party waives the Receiving Party’s compliance with the provisions of this Section 7.1(b), the Receiving Party will only furnish that portion of the Confidential Information which is legally required to be so disclosed. Nothing contained in this Article VII shall limit or affect in any way the obligations of any Party to maintain the confidentiality of information pursuant to the SDA or any other applicable Ancillary Agreement.

Section 7.2    Duties Upon Termination. As soon as practicable, and in any event no later than thirty (30) calendar days after the termination or expiration of this Agreement, the Receiving Party shall return to the Disclosing Party in accordance with the Disclosing Party’s instructions and at the Receiving Party’s expense, all of the Disclosing Party’s materials and Confidential Information in its (or its Representatives’) possession or control, including any copies thereof, and, if requested, the Receiving Party will confirm compliance with this requirement. The Receiving Party shall (and shall cause its Representatives to) also comply with this Section 7.2 upon the termination or expiration of any specific Service with respect to any materials and Confidential Information exclusively related to such Service.

ARTICLE VIII

DISCLAIMER AND LIMITATION OF LIABILITY

Section 8.1    DISCLAIMER OF WARRANTY.Section 1.2 RECIPIENT ACKNOWLEDGES AND AGREES THAT, EXCEPT AND ONLY TO THE EXTENT PROVIDED IN SECTION 3.1 OR ANNEX B HERETO, THE SERVICES ARE PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND, AND THAT RECIPIENT ASSUMES

ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS AND RECIPIENT SUBSIDIARIES’ USE OF AND RELIANCE UPON THE SERVICES. ACCORDINGLY, SUBJECT TO SECTION 3.1 AND ANNEX B HERETO, NONE OF PROVIDER OR ITS REPRESENTATIVES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE SERVICES, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. SUBJECT TO SECTION 3.1 AND ANNEX B HERETO, ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED; PROVIDED, THAT THIS AGREEMENT SHALL NOT IN ANY WAY LIMIT THE REPRESENTATIONS AND WARRANTIES OF ANY PERSON UNDER THE SDA.

Section 8.2    LIMITATION OF LIABILITY.

(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO ANY LIABILITY ARISING UNDER ARTICLE VII, ARTICLE X OR SECTION 11.7, NEITHER PARTY NOR ANY OF ITS REPRESENTATIVES SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND (REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE), INCLUDING ANY SUCH DAMAGES OR LOSSES RESULTING FROM BUSINESS INTERRUPTION OR LOST PROFITS, ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR THE SERVICES TO BE PROVIDED HEREUNDER. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS REPRESENTATIVES BE LIABLE FOR ANY DAMAGES OR LOSSES CAUSED BY THE OTHER PARTY’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT.

(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO ANY LIABILITY ARISING UNDER ARTICLE VII, ARTICLE X OR SECTION 11.7, THE AGGREGATE MAXIMUM LIABILITY OF PROVIDER (INCLUDING ANY LIABILITY FOR THE ACTS AND OMISSIONS OF ITS AFFILIATES, REPRESENTATIVES, SUBCONTRACTORS OR ITS OR THEIR RESPECTIVE REPRESENTATIVES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT EQUAL TO THE AMOUNT ACTUALLY PAID OR PAYABLE TO PROVIDER FOR THE SERVICES IN THE TWELVE (12) MONTHS PRECEDING THE ACCRUAL OF THE CLAIMS GIVING RISE TO SUCH LIABILITY.

ARTICLE IX

FORCE MAJEURE

Section 9.1    Force Majeure. Neither Provider, its Representatives nor any Subcontractor providing any Services shall be required to perform or be liable for any interruption, delay or failure to fulfill any obligation under this Agreement, including, without limitation, any non-performance, interruption, delay or failure of any Service or the quality or quantity thereof if such non-performance, interruption, delay or failure results from causes beyond its reasonable control, including acts of God, acts of any public enemy, nuclear event, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by governmental, civil or military authorities, declaration, continuation, escalation or acts of war or terrorism, strike, walkout, lockout or other labor dispute, pandemic or epidemic (including in connection with SARS-CoV-2, Covid-19 or any similar virus or disease) or other similar events outside the control of Provider, its Representatives or any applicable Subcontractor (“Force Majeure Event”). Upon the occurrence of a Force Majeure Event, Provider shall take all reasonable steps to mitigate the impact of such Force Majeure Event on the Recipient, Provider shall provide notice to Recipient, the Services, solely while and to the extent materially and adversely affected by the Force Majeure Event (the “Affected Services”), will be suspended during the period of such Force Majeure Event, and Provider will have no obligation to perform or liability to Recipient or any other Party in connection with such Affected Services and Recipient will have no obligation to pay any Fees for such Affected Services. If the Force Majeure Event in question prevents performance for a continuous period in excess of three (3) months after the date on which the Force Majeure Event begins, Recipient shall be entitled to terminate the Affected Services by giving written notice to Provider. The notice to terminate must specify the termination date, which must be not less than ten (10) calendar days after the date on which the notice to terminate is given. Once a notice to terminate has been validly given, the Affected Services will terminate on the termination date set out in the notice. Neither Party shall have any liability to the other in respect of termination of the Affected Services due to a Force Majeure Event, but rights and liabilities which have accrued prior to termination shall not be affected thereby.

ARTICLE X

INDEMNIFICATION

Section 10.1    Indemnification.

(a)    Without limitation of the Fee, Tax, and expense and other obligations of Recipient expressly set forth in other provisions of this Agreement, Recipient shall indemnify, defend and hold harmless Provider, its Affiliates, their respective successors and assigns and the Representatives of each of the foregoing (collectively, “Provider Indemnitees”) from and against any and all damages, losses, fines, penalties, costs and expenses, including reasonable attorneys’ fees and expenses incurred in investigating or defending a claim (“Damages”) arising from, relating to or in connection with the gross negligence or willful misconduct of Recipient or any of its Representatives in connection with this Agreement, except to the extent that such Damages were caused by the breach, gross negligence or willful misconduct of Provider or its Representatives, in which case, such Provider Indemnitee shall not be entitled to the benefits of this Section 10.1(a) to the extent that such Damages were caused by such breach, gross negligence or willful misconduct.

(b)    Except as limited in this Agreement, including Article VIII, Provider shall indemnify, defend and hold harmless Recipient and its successors and assigns and the Representatives of each of the foregoing (collectively, “Recipient Indemnitees”) from and against any and all Damages arising from, relating to or in connection with the breach, gross negligence or willful misconduct of Provider or any of its Representatives in connection with this Agreement, except to the extent that such Damages were caused by the breach, gross negligence or willful misconduct of Recipient or its Representatives, in which case, such Recipient Indemnitee shall not be entitled to the benefits of this Section 10.1(b) to the extent that such Damages were caused by such breach, gross negligence or willful misconduct.

(c)    Each Party agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its and its Representatives’ Damages, whether direct or indirect, due to, resulting from or arising in connection with any matter for which the other Party is obligated to indemnify such Party and its Representatives pursuant to this Section 10.1.

(d)    Promptly after receipt of written notice of the assertion or the commencement of a third party claim asserted against a Party for which the other Party has an indemnification obligation under this Article X, the indemnified Party shall provide the indemnifying Party with written notice describing an indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the indemnifying Party with further notices to keep it reasonably informed with respect thereto; provided, however, that failure of the indemnified Party to provide timely notice or to keep the indemnifying Party reasonably informed as provided herein shall not relieve the indemnifying Party of its obligations hereunder except to the extent that the indemnified Party is materially prejudiced thereby. If any proceeding shall be commenced against any indemnified Party by a third party, the indemnifying Party shall be entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the indemnified Party, at the indemnifying Party’s sole cost and expense, and the indemnified Party shall reasonably cooperate with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any Claim and shall be entitled to participate in any proceeding at its expense, and the indemnifying Party shall not settle such proceeding unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the indemnified Party, from all liability with respect to the matters that are subject to such Claim, without the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The indemnified Party may participate in the defense of any claim with counsel reasonably acceptable to the indemnifying Party, at the indemnified Party’s own expense.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Amendments and Waivers.

(a)    Subject to Section 4.2, this Agreement may not be amended except by an agreement in writing signed by all Parties.

(b)    Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 11.2    Entire Agreement. This Agreement and the Annexes referenced herein and attached hereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 11.3    Third-Party Beneficiaries. Except as provided in Article X relating to Indemnitees, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 11.4    Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a)    If to DevCo or DevCo OP:

c/o Apartment Investment and Management Company

Attention:

Email:

Facsimile:

(b)    If to SpinCo or SpinCo OP:

Apartment Investment REIT Corp.

Attention:

Email:

Facsimile:

Section 11.5    Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 11.6    Severability. If any term or other provision of this Agreement or the Annexes attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrators to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrators shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.7    Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any Party under this Agreement shall be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates; provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 11.8    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 11.9    Dispute Resolution. Article X (Dispute Resolution) of the SDA shall govern dispute resolution under this Agreement, mutatis mutandis.

Section 11.10    Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 11.11    Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 11.12    Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.13    Exhibits and Schedules. The Annexes attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.14    Interpretation. In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a)    words used in the singular include the plural and words used in the plural include the singular;

(b)    the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)    the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)    accounting terms used herein shall have the meanings historically ascribed to them by DevCo and its Subsidiaries in their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)    reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)    reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)    references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)    if there is any conflict between the provisions of the main body of this Agreement and the Annexes hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Annex;

(j)    any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:
Name:
Title:

AIMCO OP L.P.

By:

Name:
Title:

APARTMENT INCOME REIT CORP.

By:

Name:
Title:

AIMCO PROPERTIES, L.P.

By:
Name:
Title:

[Signature Page to Master Services Agreement]